Exhibit 99.1


                IRT PROPERTY COMPANY COMMENTS ON KMART BANKRUPTCY

ATLANTA (January 22, 2002) -- IRT Property Company (NYSE:IRT) announced today that the Company only has eight stores leased to Kmart, all of which are open and operating as BigK, for a total of 692,212 square feet. On an annual basis, Kmart accounted for 4.5% of IRT's revenues as of the nine months ended September 30, 2001 and is current on all rental payments. The Company does not have any sub-leased Kmart stores and does not have any other Kmart guarantees on leases other than its eight BigK locations.

     Thomas H. McAuley, chairman and chief executive officer, stated, "Based upon what we know from Kmart's press release issued this morning and their criteria for closing stores described in that release, we believe these eight locations are well positioned. We will reserve further comment on this bankruptcy until we receive additional information from Kmart of their intentions."

     A self-administered equity real estate investment trust, IRT specializes in Southeastern United States shopping centers. Anchor tenants include Publix, Kroger, Harris Teeter, Wal-Mart, Kmart and other popular national and regional chain stores. The portfolio of 90 shopping center investments includes approximately 9.6 million square feet of retail space.

In addition to historical information, this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company's annual report on Form 10-K for the year ended December 31, 2000 under "Special Cautionary Notice Regarding Forward Looking Statements" and "Risk Factors," and otherwise in the Company's SEC reports and filings.